EXHIBIT 10.2

                           MEMORANDUM OF UNDERSTANDING

For purposes of this communication, the capitalized terms and expressions used below and not otherwise defined have the meanings given to them in the Farmin Participation Agreement dated November 14, 2002 as amended by agreement dated December 20 2002, (the "FPA"), the Joint Operating Agreement dated December 20, 2002, (the "JOA"), the Turnkey Contract (also referred to as the Tosun Drilling Contract) dated 4 November 2002 (collectively referred to as the "Consortium Agreements"). References to Avenue in this communication means Avenue Energy, Inc.

It is not the intention of this Memorandum of Understanding to amend or compromise the agreements and undertakings of the Parties as set out in the Consortium Agreements. Rather, the purpose of this Memorandum of Understanding is to clarify existing understandings of the Consortium Agreements. The Consortium Agreements shall remain in full force and effect notwithstanding the existence of this Memorandum of Understanding.

1. PARTIES. This Memorandum of Understanding ("MOU") is executed and shall become effective on the date first set forth below by and between the members of the Sayer Group Consortium., Avenue and Middle East Petroleum Services Limited ("MEPS") hereinafter referred to as the Parties.

2. PURPOSE. The purpose of this MOU is to clarify the terms and conditions of operations and obligations in the performance of the Turnkey Contract by and between Aladdin Middle East ("AME"), as Operator and acting on behalf of AME, Ersan Petrol Sanayii A.S. and Avenue on one part; and, AME as Drilling Contractor on the second part.

3. LEGAL EFFECT. Execution of this MOU by the Parties shall have the effect of setting forth legally binding promises and obligations as described herein.

NOW, THEREFORE, for and in consideration of the terms, conditions and promises set forth below, the Parties agree as follows:

4. DAYWORK PAYMENT. The Turnkey Contract sets forth certain obligations becoming due and payable by the Operator to the Contractor for drilling performed on a Daywork Basis ("Day Rate"). With respect to the Day Rate, the Parties have agreed that Avenue shall pay US$250,000 (two hundred fifty thousand United States dollars) as a one-time fee in full satisfaction of any and all payments for the Day Rate under the Turnkey Contract regardless of the nature, reason, condition or other cause giving rise to expenditures incurred in the operations and completion of the Turnkey Contract and of Tosun-1 including deepening of the well, costs associated with work stoppages, interruptions, governmental, regulatory or other intervening force regardless of its source or affect ("Satisfaction Payment") .

5. PAYMENT UPON DISCOVERY. Clause 3.3 of the FPA shall be amended under separate agreement to reflect the intention of the parties as agreed in this MOU, that in consideration of Avenue's contribution of a Daywork Payment, Avenue's obligations under 3.3(b) of the FPA shall be suspended unless and until a Commercial Discovery at Tosun-1 Well is determined to exist and commercial sales of oil from the Tosun-1 discovery well has occurred ("Commercial Sales"). If and when Commercial Sales occur, AME agrees to defer payment of Avenue's contribution under 3.3(b) by instituting a payment schedule whereby for each Commercial Sales transaction, the portion of gross proceeds inured to Avenue shall be retained and offset against any amount due and payable by Avenue under Clause 3.3 until Avenue's obligations thereunder are satisfied. AME agrees to maintain complete and accurate records of all Commercial Sales in accordance with the Accounting Procedures of the JOA.

IF COMMERCIAL SALES DO NOT OCCUR, AVENUE'S OBLIGATIONS UNDER CLAUSE 3.3(B) BECOME NULL AND VOID WITHOUT PREJUDICE. IN NO EVENT, SHALL CLAUSE 3.3 BE INTERPRETED TO MODIFY THE AGGREGATE AMOUNT OF US$250,000 THAT MAY BE INVOICED TO AVENUE UNDER CLAUSE 3.3 OF THE FPA.

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6. KARAKILISE TURNKEY CONTRACT. In anticipation of the preparation and execution of a Karakilise Turnkey Contract, the Parties wish to clarify Clause 4 et seq of the FPA. AME and Avenue agree that Clause 4.4 of the FPA represents Avenue's total financial obligations in relation to the drilling of the Karakilise-1
Well; the sum of US$2,000,000 (two million United States dollars) in accordance with the Karakilise Drilling Program. Clause 4.5 and 4.6 are unaffected by this interpretation.

The purpose of this Clause 6 is to memorialize the understanding of the Parties that Avenue shall not be required to contribute financially to any costs associated with dry-hole drilling of the Karakilise-1 Well including any deepening of the Well beyond the Turnkey Depth, any governmental, regulatory or other expenditure regardless of its nature or source and consequence. Further, AME understands that this Clause is set out to enable Avenue to anticipate, entirely, its financial obligations under a Karakilise drilling program. The objective of this Clause 6 is to negate any claim or demand by AME or any other Party for financial contribution towards the drilling of the Karakilise-1 Well above the Turnkey Amount.

7. KAHTA OPTION. For clarification, Clause 5.4(a) of the FPA as amended shall be interpreted to mean that Avenue may, but is not obligated to require the drilling or workover of Avenue Kahta Wells at any time before 14 November 2004. However, failure by Avenue to require drilling or workover operations under Clause 5.4(a) by effecting payment at least thirty (30) days prior to 14 November 2004 shall cause the Kahta Option to lapse on 14 November 2004 without further rights related thereto. It is not a requirement under Clause 5.4(a) that work undertaken pursuant to the Kahta Option be completed prior to 14 November 2004, only that drilling or workover operations begin before that date, absent any agreement among the Parties to the contrary.

AME and Avenue shall come to terms with regard to the drilling schedule of the Avenue Kahta Wells within 30 days of Avenue's request for a workover or drilling of a new well. AME shall not delay commencement of workover or drilling of a new well in connection pursuant to Clause 5.4 beyond a reasonable period and at any rate, AME shall not delay commencement of a workover or drilling of a new well request by Avenue by more than 60 days unless otherwise agreed by and between Avenue and AME. Nothing in this MOU or in the FPA relating hereto shall be interpreted to require Avenue to require AME to begin drilling under the Kahta Option.

The Parties do hereby agree that all statements and representations made in this Memorandum of Understanding, reflect their true intent and understanding of the issues and subject matter referenced herein.

DATED: May 22, 2003


/s/ Jonathan Herzog
For and on behalf of Avenue Energy, Inc.

JONATHAN HERZOG, PRESIDENT
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/s/ Cem Sayer
For and on behalf of Aladdin Middle East, Ltd.

CEM SAYER, General Coordinator
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